Exhibit 99.1

FOR IMMEDIATE RELEASE

Highland Transcend Partners I Corp. Announces the Separate Trading of its Class A Common Stock and Warrants Commencing January 25, 2021

New York, January 22, 2021 – Highland Transcend Partners I Corp. (the “Company”) announced that, commencing January 25, 2021, holders of the units sold in the Company's initial public offering of 27,500,000 units completed on December 2, 2020 and the units sold pursuant to the partial exercise of the underwriters’ over-allotment option of 2,500,000 units completed on December 7, 2020, may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “HTAP” and “HTAP WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “HTAP.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-212-902-1171, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

About Highland Transcend Partners I Corp.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends   to pursue a target in the disruptive commerce, digital media and services, and enterprise software sectors, with a primary focus on North American and European markets. Highland Transcend’s founders include Ian Friedman (Chief Executive Officer and Director), Bob Davis (Executive Chairman), Paul Maeder (Chief Financial Officer) and Dan Nova (Chief Investment Officer).

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

Ian Friedman

ian@highlandtranscend.com